Bovespa (São Paulo) NYSE (New York)	AMBV4 - Preferred AMBV3 - Common ABV - Preferred ABVc - Common

AMBEV ANNOUNCES ITS INTENT TO MAKE A VOLUNTARY OFFER TO
PURCHASE ANY AND ALL OUTSTANDING SHARES OF ITS SUBSIDIARY
QUILMES INDUSTRIAL (QUINSA), SOCIÉTÉ ANONYME

São Paulo, December 21, 2007 - Companhia de Bebidas das Américas - AmBev (“AmBev”) [BOVESPA: AMBV4, AMBV3; and NYSE: ABV, ABVc] announced today that its board of directors has approved a plan to make a voluntary offer to purchase any and all Class A shares and Class B shares (including Class B shares held as American Depositary Shares (“ADSs”)) of its subsidiary Quilmes Industrial (Quinsa), Société Anonyme (“Quinsa”) that are not owned by AmBev or its subsidiaries.  AmBev owns, directly and indirectly, approximately 97% of the voting interest and approximately 91% of the economic interest in Quinsa.

The draft offer to purchase and ancillary documentation will be promptly filed with the Commission de Surveillance du Secteur Financier in Luxembourg. The offer will be governed by general provisions of Luxembourg law and not fall within the scope of the Luxembourg law of May 10, 2006 implementing Directive 2004/25 EC on takeovers. The offer will also comply with applicable U.S. federal securities laws and regulations, including the disclosure requirements of Rule 13e-3, and will commence upon filing of the offer to purchase and ancillary documentation on Schedule TO with the U.S. Securities and Exchange Commission (“SEC”).

The offer will be made by AmBev and the purchase price will be U.S.$4.0625 per Class A share, U.S.$40.625 per Class B share (U.S.$81.25 per ADS), in cash (less any amounts withheld under applicable tax laws), without interest; provided, however, that in the event at least 5,968,722 Class B shares (including Class B shares held as ADSs) are tendered (and not validly withdrawn), the purchase price will be increased to U.S.$4.125 per Class A share, U.S.$41.25 per Class B share (U.S.$82.50 per ADS).

The offer will be subject to certain customary conditions that will be described in the offer to purchase, but there will be no minimum tender condition.

Furthermore, Arnhold and S. Bleichroeder, Punch Card Capital and Duma Capital Partners have agreed to sell to AmBev their shares totalling approximately a 3.22% economic interest in Quinsa.

AmBev has selected Credit Suisse Securities (USA) LLC to act as Dealer Manager for the offer. Innisfree M&A Incorporated will act as Information Agent and The Bank of New York will act as the Share Tender Agent (Luxembourg) and ADS Tender Agent (U.S.) in connection with the offer.

Disclaimers

A TENDER OFFER FOR THE OUTSTANDING CLASS A SHARES AND CLASS B SHARES OF QUINSA (INCLUDING CLASS B SHARES HELD AS ADSS) HAS NOT YET COMMENCED AND THIS PRESS RELEASE IS FOR INFORMATION PURPOSES ONLY. ANY TENDER OFFER WILL BE MADE ONLY PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT AMBEV WILL DISTRIBUTE TO HOLDERS OF QUINSA SECURITIES. SHAREHOLDERS OF QUINSA ARE ADVISED TO READ THE TENDER OFFER STATEMENT ON SCHEDULE TO AND THE DOCUMENTS RELATING TO THE TENDER OFFER THAT ARE FILED WITH THE SEC AND THE CSSF WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. ONCE A FILING IS MADE WITH THE SEC, SHAREHOLDERS OF QUINSA CAN OBTAIN THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS THAT ARE FILED WITH THE SEC FOR FREE AT THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. SHAREHOLDERS OF QUINSA MAY ALSO OBTAIN COPIES OF THE TENDER OFFER STATEMENT AND OTHER DOCUMENTS FILED WITH THE SEC FOR FREE AT AMBEV’S WEB SITE AT HTTP://WWW.AMBEV-IR.COM AND AT THE OFFICES OF BANK OF NEW YORK, LUXEMBOURG.

No communication or information relating to the proposed offer for the Class A shares and Class B shares of Quinsa (including Class B shares held as ADSs) not already held by AmBev’s subsidiaries may be distributed to the public in any jurisdiction in which a registration or approval requirement applies other than the United States of America or Luxembourg. No action has been (or will be) taken in any jurisdiction where such action would be required outside of the United States of America and Luxembourg in order to permit a public offer. The offer and the acceptance of the offer may be subject to legal restrictions in certain jurisdictions. AmBev assumes no responsibility for any violation of such restrictions by any person.

The Companies

Quinsa is the largest brewer in Argentina, Bolivia, Paraguay and Uruguay, having a share of the Chilean market as well.  It also is the Pepsi bottler in Argentina and Uruguay.

AmBev is the largest brewer in Brazil and in Latin America through its beer brands Skol, Brahma, Antarctica.  AmBev also produces and distributes soft drink brands such as Guaraná Antarctica and Pepsi.  AmBev has been present in Argentina since 1993 through Brahma.

For additional information, please contact the Investor Relations Department:

Michael Findlay	Isabella Amui
+55 11 2122-1415	+55 11 2122-1414
ir@ambev.com.br

WWW.AMBEV-IR.COM

Our investor web site has additional Company financial and operating information, as well as transcripts of conference calls. Investors may also register to automatically receive press releases by email and be notified of Company presentations and events.Statements contained in this press release may contain information that is forward-looking and reflects management’s current view and estimates of future economic circumstances, industry conditions, Company performance, and financial results. Any statements, expectations, capabilities, plans and assumptions contained in this press release that do not describe historical facts, such as statements regarding the declaration or payment of dividends, the direction of future operations, the implementation of principal operating and financing strategies and capital expenditure plans, the factors or trends affecting financial condition, liquidity or results of operations, and the implementation of the measures required under AmBev’s performance agreement entered into with the Brazilian Antitrust Authority (Conselho Administrativo de Defesa Econômica - CADE) are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. There is no guarantee that these results will actually occur.  The statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, and operating factors.  Any changes in such assumptions or factors could cause actual results to differ materially from current expectations.